EXHIBIT 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

May 31, 2006

Multicell Technologies, Inc.

701 George Washington Highway

Lincoln, RI 02865

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of certain shares of your Common Stock, including an aggregate of 3,400,000 shares of Common Stock (the “Warrant Shares”) that may be issued upon exercise of warrants (the Warrants”) issued to each of Anthony Cataldo, Mixture Sciences, Inc., and Trilogy Capital Fund, Inc. All of the Warrants are issued and outstanding and the Warrant Shares may be offered for sale for the benefit of the selling stockholders named in the Registration Statement. The Warrants and the Warrant Shares may be sold from time to time as described in the Registration Statement. As your legal counsel, we have examined the proceedings taken by you in connection with the issuance of the Warrants and the Warrant Shares.

It is our opinion that the Warrant Shares, when issued in accordance with the terms of the applicable Warrant, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH AND ROSATI

Professional Corporation

/s/ WILSON SONSINI GOODRICH AND ROSATI